Exhibit 10.1

Radian Group Inc. Pension Plan

Amended and Restated Effective January 1, 1997

Amendment No. 5

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Pension Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Company, pursuant to the provisions of Sections 15.1 and 15.2 of the Plan, has the ability to amend and terminate the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to terminate the Plan effective June 1, 2007 and to make certain amendments in connection with this termination.

NOW, THEREFORE, the Plan is hereby amended, effective June 1, 2007, except as otherwise specified below, in the following respects:

1.	Article XV shall be amended by adding a new Section 15.6 entitled “Plan Termination” at the end thereof to read as follows:

“15.6	Plan Termination. The Plan is terminated effective June 1, 2007.”

2.	Article VI shall be amended by adding a new Section 6.8 entitled “Special Distribution Options” at the end thereof to read as follows:

“6.8	Special Distribution Options.

(a)	Immediate Lump Sum - Notwithstanding any provision in the Plan to the contrary, Participants who are Employees of the Company, a Participating Employer or any Affiliate at any time between December 31, 2006 and June 1, 2007 shall be eligible to elect, in lieu of any other available form of benefit and only in connection with the Plan termination, to receive an immediate single lump sum payment. Such election shall be made at the time and in the manner prescribed by the Plan Administrator. Additionally, such election shall be made in accordance with the requirements of this Article VI and any additional procedures established by the Plan Administrator in connection with the termination of the Plan. In the absence of an election within the applicable election period, the Participant shall be deemed to have elected to defer payment commencement until a later date (if allowed). The single lump sum payment option described in this paragraph must be elected when initially offered. This option will not be available after annuity contracts are purchased in connection with the termination of the Plan.

The lump sum payment under this Section shall be equal to the present value of the benefit, using the Actuarial Equivalent assumptions applicable for lump sum payments, that the Participant could have received under Section 5.2; provided, however, the actuarial reduction factors for early payment under Section 5.2 shall be applicable after the Participant’s Early Retirement Date which shall be determined as if the Participant continued employment until reaching his Early Retirement Date.

(b)	Immediate Annuity – Notwithstanding any provision in the Plan to the contrary, Participants who are Employees of the Company, a Participating Employer or any Affiliate at any time between December 31, 2006 and June 1, 2007 shall be eligible to elect, in lieu of any other available form of benefit and only in connection with the Plan termination, to receive an immediate annuity payment (in any of the available forms under Sections 6.3 and 6.4). Such election shall be made at the time and in the manner prescribed by the Plan Administrator. Additionally, such election shall be made in accordance with the requirements of this Article VI and any additional procedures established by the Plan Administrator in connection with the termination of the Plan. In the absence of an election within the applicable election period, the Participant shall be deemed to have elected to defer payment commencement until a later date (if allowed). The immediate annuity payment option described in this paragraph must be elected when initially offered. This option will not be available after annuity contracts are purchased in connection with the termination of the Plan.

The immediate annuity payable under this Section shall be the Actuarial Equivalent of the lump sum payment described above in Section 6.8(a).

Any election under this Section 6.8 shall remain subject to any notice and consent requirements in accordance with applicable law and the Plan document.”

3.	Effective as of the date of adoption of this Amendment No. 5, the fifth paragraph of Section 15.1 shall be amended to read as follows:

“Notwithstanding the foregoing, the Executive Vice President – Human Resources, any other executive officer of the Company or a committee delegated by the Plan Administrator (by a majority of its members), may adopt any Plan amendments that (a) are designed to implement contractual commitments by the Company, (b) reflect changes approved in substance by the Board, or (c) make changes not involving material cost increases for purposes of legal compliance, clarity, administrative convenience or otherwise. No further administrative action shall be required for such amendment to be effective (except to the extent otherwise required by resolution of the Board).”

4.	Section 15.2 shall be amended by adding a new paragraph after the existing third paragraph to read as follows:

“Notwithstanding any provision in the Plan to the contrary, Participants who are Employees of the Company, a Participating Employer or any Affiliate at any time between December 31, 2006 and June 1, 2007 shall be fully vested in their Accrued Benefit.”

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 5 to be executed by its duly authorized party this 5th day of February, 2007.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	Executive Vice President, Human Resources